QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 3 to Registration Statement No. 333-84096 of Regal Entertainment Group of our report on the consolidated financial statements of Regal Cinemas, Inc. dated February 15, 2002 except for Note 2, as to which the date is March 8, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Regal Cinemas, Inc.'s voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and subsequent acquisition), appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the headings "Selected Historical Financial and Other Data for Regal Cinemas, Inc." and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
May 8, 2002

QuickLinks

  EXHIBIT 23.4